Exhibit 99.1

William Lyon Homes Announces Promotion of Matthew R. Zaist

to Co-Chief Executive Officer

NEWPORT BEACH, Calif. – July 22, 2015 – William Lyon Homes (NYSE: WLH), a leading homebuilder in the Western U.S., today announced that its Board of Directors has elected Matthew R. Zaist, currently the Company’s President and Chief Operating Officer, as its co-Chief Executive Officer and President, effective immediately, to serve alongside William H. Lyon, the Company’s current Chief Executive Officer and Director, in co-CEO roles. Also effective immediately, Mr. Lyon will assume the newly created director role of Vice Chairman of the Board, a position formed as part of the Company’s board succession planning initiatives. General William Lyon will continue to serve as the Company’s Executive Chairman and Chairman of the Board of Directors.

“Matt has been a critical part of the growth of our Company over the last several years and I am extremely proud of our achievements, but we have much more to do,” said William H. Lyon. “The Board and I have asked him to join me in the CEO role as recognition of his tremendous impact on William Lyon Homes, which we believe will allow the Company and its stakeholders to benefit even more from the strength of his leadership.”

General William Lyon, Executive Chairman and Chairman of the Company’s Board of Directors, stated, “The Board has had extensive interactions with Matt over the years, during which he has proven to be an exceptional executive who has repeatedly demonstrated his ability to lead, manage and grow the Company. Matt is well known to the homebuilding and investment community, and the breadth of experience he has gained in his 15 years in various positions with the Company has prepared him well for the CEO role. On behalf of the Board of Directors, I would like to congratulate Matt on this well-deserved promotion.”

The co-Chief Executive Officers will report to the Board of Directors and continue to work together to establish, implement and direct long-range goals, strategies, plans and policies for the Company. All legal and enterprise risk management, human resources and information technology functions will continue to report to William H. Lyon as co-CEO. Mr. Lyon will also serve as Chair of the Company’s Executive Committee. In addition, in his new role as Vice Chairman of the Board, Mr. Lyon will assume additional responsibilities at the board level and provide support to the Chairman of the Board. As co-CEO and President, Mr. Zaist will have direct responsibility and authority over the management of the operational and financial aspects of the business, and all homebuilding operations and corporate finance functions will report to him as co-CEO. Mr. Zaist will continue to serve as Chair of the Company’s Land Committee and Vice Chair of the Executive Committee.

Since joining the Company in 2000, Mr. Zaist has served in a number of corporate and operational roles. In his most recent role as President and Chief Operating Officer, Mr. Zaist was responsible for the overall management of the Company’s operations, and he will maintain such responsibilities in his new role as co-CEO and President. In his previous role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization.

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William Lyon Homes

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. The Company has a distinguished legacy of more than 59 years of homebuilding operations, over which time it has sold in excess of 93,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. These forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

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